Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MAPLIGHT THERAPEUTICS, INC

MapLight Therapeutics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that:

FIRST: The name of the corporation is MapLight Therapeutics, Inc. The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on November 29, 2018 under the name Alvarado Therapeutics, Inc.

SECOND: The Board of Directors of the Company duly adopted resolutions approving this Certificate of Amendment to Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”), declaring said amendment to be advisable and in the best interests of the Company and its stockholders, and authorizing the appropriate officers of the Company to solicit the consent of the stockholders therefor.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law, duly adopted resolutions further amending the Amended and Restated Certificate of Incorporation as follows:

Part A of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“A.

Effective at the time this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with and accepted by the Secretary of State of the State of Delaware, every 16.8 shares of Common Stock shall, automatically and without any action on the part of the Company or the respective holders thereof, be converted into one share of Common Stock, without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, that the Company shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Company. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent. The Reverse Split shall be effected on a certificate-by-certificate basis and each certificate share number will then be rounded down to the nearest whole share.

All rights, preferences and privileges of Common Stock and each series of Preferred Stock set forth in this Amended and Restated Certificate of Incorporation, including conversion prices and amounts per share, as applicable, shall be appropriately adjusted to give effect to the Stock Split.

The total number of shares of capital stock that the Company is authorized to issue is 2,073,184,482 shares, consisting of 857,000,000 shares of Voting Common Stock, par value $0.0001 per share (the “Voting Common Stock”), 608,092,241 shares of Non-Voting Common Stock, par value $0.0001 per share (the “Non-Voting Common Stock,” and collectively with the Voting Common Stock, the “Common Stock”), 603,469,745 shares of

Voting Preferred Stock, par value $0.0001 per share (the “Voting Preferred Stock”), and 4,622,496 shares of Non-Voting Preferred Stock, par value $0.0001 per share (the “Non-Voting Preferred Stock,” and collectively with the Voting Preferred Stock, the “Preferred Stock”).

Section 5(b)(i) of Part C of Article IV of the Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

“(i)  Each share of Voting Preferred Stock and Non-Voting Preferred Stock shall automatically be converted into shares of Voting Common Stock at the then-effective Conversion Price for such share upon the date and time, or upon the occurrence of an event, specified by the vote or written consent of the Voting Preferred Majority; provided that a holder of shares of Voting Preferred Stock or Non-Voting Preferred Stock may, in its sole discretion and by giving written notice to the Company, elect that all or some portion of the shares of Preferred Stock held by such holder be converted into shares of Non-Voting Common Stock at the then-effective Conversion Price for such series of Preferred Stock.”

FOURTH: This Certificate of Amendment was approved by the holders of the requisite number of shares of stock of the Company in accordance with Section 228 of the General Corporation Law.

FIFTH: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on October 3, 2025.

MAPLIGHT THERAPEUTICS, INC.

By:	/s/ Christopher A. Kroeger
Name: Christoher A. Kroeger
Title: Chief Executive Officer